                                                                   EXHIBIT 10.41

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                              CKE RESTAURANTS, INC.

                                    TB CORP.

                                       AND

                             JP ACQUISITION FUND III



                                 MARCH 13, 2001

                               Table of Contents

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
Section 1.      Definitions....................................................   1


Section 2.      Purchase and Sale of Company Shares............................   7

     (a)      Basic Transaction................................................   7
     (b)      Purchase Price...................................................   7
     (c)      The Closing......................................................   7
     (d)      Deliveries at the Closing........................................   7
     (e)      Purchase Price Adjustment........................................   8

Section 3.      Representations and Warranties Concerning the Transaction......  10

     (a)      Representations and Warranties of Seller.........................  10
     (b)      Representations and Warranties of Buyer..........................  10

Section 4.      Representations and Warranties Concerning the Company and its
                Subsidiaries...................................................  11

     (a)      Organization, Qualification, and Corporate Power.................  11
     (b)      Capitalization...................................................  11
     (c)      Noncontravention.................................................  11
     (d)      Brokers' Fees....................................................  12
     (e)      Title to Assets..................................................  12
     (f)      Subsidiaries.....................................................  12
     (g)      Financial Statements.............................................  13
     (h)      Events Subsequent to the Date of the Latest Balance Sheet........  13
     (i)      Legal Compliance.................................................  15
     (j)      Tax Matters......................................................  15
     (k)      Real Property....................................................  19
     (l)      Intellectual Property............................................  20
     (m)      Contracts........................................................  20
     (n)      Litigation.......................................................  21
     (o)      Employee Benefits................................................  21
     (p)      Bonds............................................................  22
     (q)      Environmental Matters............................................  22
     (r)      Certain Business Relationships With the Company and its
               Subsidiaries....................................................  22
     (s)      Insurance........................................................  23
     (t)      Labor and Employment Matters.....................................  23
     (u)      No Representation or Warranty Concerning ADA.....................  23

Section 5.      Pre-Closing Covenants..........................................  24

     (a)      General..........................................................  24
     (b)      Notices and Consents.............................................  24
     (c)      Operation of Business............................................  24

                               Table of Contents
                                  (continued)

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
     (d)      Financing Commitment; Exclusivity................................  25
     (e)      Access; Cooperation..............................................  25
     (f)      Delivery and Acceptance of Disclosure Schedule...................  26
     (g)      Software License Agreement.......................................  26
     (h)      POS Equipment Sublease...........................................  26
     (i)      Notice of Developments...........................................  26

Section 6.      Additional Covenants and Agreements............................  27

     (a)      General..........................................................  27
     (b)      Litigation Support...............................................  27
     (c)      Employees and Employee Benefit Plans.............................  27
     (d)      Confidentiality; Non-Solicitation................................  29
     (e)      Transition Services..............................................  29
     (f)      Insurance Matters................................................  30
     (g)      Prepayment of State Taxes........................................  30
     (h)      Banque Paribas...................................................  30

Section 7.      Conditions to Obligation to Close..............................  30

     (a)      Conditions to Obligation of Buyer................................  30
     (b)      Conditions to Obligation of Seller...............................  31

Section 8.      Remedies for Breaches of This Agreement........................  32

     (a)      Survival of Representations and Warranties.......................  32
     (b)      Indemnification Provisions for Benefit of Buyer..................  32
     (c)      Indemnification Provisions for Benefit of Seller.................  33
     (d)      Tax Indemnification..............................................  33
     (e)      Matters Involving Third Parties..................................  33
     (f)      Determination of Adverse Consequences............................  34
     (g)      Other Contractual Remedies.......................................  34

Section 9.      Termination....................................................  34

     (a)      Termination of Agreement.........................................  34
     (b)      Effect of Termination............................................  35

Section 10.     Tax Matters....................................................  35

     (a)      Indemnification..................................................  35
     (b)      Tax Returns; Miscellaneous.......................................  37
     (c)      Section 338 Elections and Related Matters........................  40

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                               Table of Contents
                                  (continued)

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
Section 11.     Guarantee..........................................................  41

     (a)      Guarantee of Buyer's Obligations.....................................  41
     (b)      Subrogation..........................................................  42
     (c)      Representations and Warranties.......................................  42
     (d)      Maintenance of Corporate Existence; Mergers, Consolidations, etc. ...  43

Section 12.     Miscellaneous......................................................  43

     (a)      Certain Understandings of Buyer......................................  43
     (b)      Press Releases and Public Announcements..............................  43
     (c)      No Third Party Beneficiaries.........................................  43
     (d)      Entire Agreement.....................................................  44
     (e)      Succession and Assignment............................................  44
     (f)      Counterparts.........................................................  44
     (g)      Headings.............................................................  44
     (h)      Notices..............................................................  44
     (i)      Governing Law........................................................  45
     (j)      Amendments and Waivers...............................................  45
     (k)      Severability.........................................................  45
     (l)      Expenses.............................................................  45
     (m)      Construction.........................................................  45
     (n)      Incorporation of Schedules...........................................  46
     (o)      Specific Performance.................................................  46
     (p)      Submission to Jurisdiction...........................................  46


Exhibit A   -   Example of Working Capital Computation
Exhibit B   -   Form of Financing Commitment

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of March 13, 2001, by and among CKE Restaurants, Inc., a Delaware corporation ("Seller"), TB Corp., a Delaware corporation ("Buyer") and JP Acquisition Fund III, a Delaware limited partnership ("Guarantor"). Buyer and Seller are referred to herein as the "Parties." Certain other capitalized terms used herein are defined in Section 1.

                                    RECITALS

        A. Seller owns all of the outstanding capital stock of CBI Restaurants Incorporated, a Delaware corporation (the "Company").

        B. Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding capital stock of the Company.

        C. Guarantor, the holder of a majority of the equity or ownership interests in Buyer, desires that Buyer purchase from Seller all of the outstanding capital stock of the Company and desires to guarantee to Seller the obligations of Buyer as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    AGREEMENT

        Section 1. Definitions.

        "Accountants' Determination" has the meaning set forth in Section 2(e) below.

        "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses, whether or not involving a third party claim).

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person within the meaning of the Securities Exchange Act.

        "Affiliated Group" means an affiliated group within the meaning of Code
Section 1504(a).

        "Allocation" has the meaning set forth in Section 10(c)(iii) below.

        "Applicable Rate" means eight percent (8%) simple interest.

        "Arbitrating Accountants" has the meaning set forth in Section 2(e) below.


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

        "Buyer" has the meaning set forth in the preface above.

        "Buyer Plan" has the meaning set forth in Section 6(c)(iii) below.

        "Closing" has the meaning set forth in Section 2(c) below.

        "Closing Date" has the meaning set forth in Section 2(c) below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the recitals above.

        "Company Group" means each of the Company and the Company Subsidiaries, individually and collectively.

        "Company Shares" means the shares of common stock, par value $.01 per share, of the Company.

        "Contracts" has the meaning set forth in Section 4(m) below.

        "Current Employee" has the meaning set forth in Section 6(c)(ii) below.

        "Disclosure Schedule" has the meaning set forth in Section 5(f) below.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Employee Welfare Benefit Plan, or (e) other fund, policies, arrangements, practices or programs which cover any employees or former employees of the Company and/or any of its Subsidiaries (and/or any of their beneficiaries or dependents) which were or are established, contributed to or maintained by the Company or any ERISA Affiliate.

        "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

        "Environmental Complaint" means any written complaint, order, directive, claim, citation or notice by any Governmental Authority with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the assets of Seller,
(iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Company and/or any of its Subsidiaries, any of its assets, any real property on which any of such assets are located, any improvements located thereon or the business therein conducted.

        "Environmental Laws" mean all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including, without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means the Company and includes any corporation which is or has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is or has been under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) which is or has been a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company and other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

        "Estimated Working Capital" means a negative $5,081,605, computed by Seller as of January 29, 2001, in the manner set forth in Exhibit A attached hereto.

        "Final Determination Date" has the meaning set forth in Section 2(e)(iv) below.

        "Final Working Capital" has the meaning set forth in Section 2(e)(iii) below.

        "Financial Statements" has the meaning set forth in Section 4(g) below.

        "Financing Commitment" has the meaning set forth in Section 5(d) below.

        "Financing Transaction" has the meaning set forth in Section 5(d) below.

        "Forms" has the meaning set forth in Section 10(c)(ii) below.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Guaranteed Obligations" has the meaning set forth in Section 11(a)(i) below.

        "Guarantor" has the meaning set forth in the preface above.

        "Hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C Section 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under
Section 112 of the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic


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

Substances Control Act, 15 U.S.C. Section 2601 et seq.; and (vii) petroleum, petroleum products, petroleum by-products, petroleum decomposition by-products, and waste oil.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" has the meaning set forth in Section 8(e) below.

        "Indemnifying Party" has the meaning set forth in Section 8(e) below.

        "Intellectual Property" has the meaning set forth in Section 4(1) below.

        "Knowledge" means (a) actual knowledge or (b) the knowledge that a prudent individual could be expected to become aware of in the ordinary course of events. As used herein, unless expressly stated otherwise, the phrase "Seller's Knowledge" or phrases of similar import shall be deemed to refer collectively to the Knowledge of the following executive officers of Seller and the Company: Andrew F. Puzder, Michael Murphy, Kathy Polson, Victoria Straschil, Barbara Landis, Robert Wilson, Colleen Ford, Frank Moralis, David Sanders, Kathy Wan, Casey Hill, Don Shows and Jeff Platt.

        "Latest Balance Sheet" has the meaning set forth in Section 4(g)(ii) below.

        "Leased Real Property" has the meaning set forth in Section 4(c)(ii) below.

        "Material Adverse Effect" means either (i) any effect on the Company or any of its Subsidiaries that is, or could reasonably be expected to be, either individually or in the aggregate, materially adverse to the business, operations, properties, financial condition or result of operations of the Company and its Subsidiaries, taken as a whole, or (ii) any financial cost or other liability in excess of $25,000 on the business, operations, properties, financial condition or results of operations of any restaurant of the Company or any restaurant of any of its Subsidiaries.

        "Notice of Adjustment" has the meaning set forth in Section 2(e) below.

        "Objection Notice" has the meaning set forth in Section 2(e) below.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

        "Owned Real Property" has the meaning set forth in Section 4(k)(i) below.

        "Party" has the meaning set forth in the preface above.

        "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or, if commenced, which are being contested in good faith): (a) Security Interests imposed by operation of law, such as materialmen's, mechanic's, and similar liens, (b) Security Interests for Taxes not yet due and payable, (c) easements, rights of way and other encumbrances on title to real property that do not materially affect the title to such real property or materially adversely affect the use of such property for its intended purposes, or (d) other Security Interests which are immaterial.


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


        "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "POS Equipment Sublease" has the meaning set forth in Section 5(h) below.

        "Pre-Closing Liability" means any liability or obligation of any nature (whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured) that is attributable to or results or arises from (a) any bonuses, termination pay or severance pay owing to any employee or former employee of the Company or any of its Subsidiaries as a result or in connection with the transactions contemplated hereby, other than those liabilities and obligations for severance pay provided for in Section 6(c)(vii) below; (b) any amounts owing to any employee or former employee of the Company or any of its Subsidiaries pursuant to any Employee Benefit Plan maintained or contributed to by Seller, the Company or any of its Subsidiaries prior to the Closing Date or under which any such employee or former employee participates prior to the Closing Date, and any liability arising out of or in connection with the operation or administration of any such Employee Benefit Plan; (c) any amounts owing to any employee or former employee of the Company or any of its Subsidiaries pursuant to any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other similar benefit plan sponsored or maintained prior to the Closing Date by Seller, the Company, any of its Subsidiaries or any other Affiliate of Seller; (d) any post-retirement medical or other non-pension benefits under any plan or arrangement sponsored by Seller, the Company, any of its Subsidiaries or any of Seller's Affiliates prior to the Closing Date; (e) any claims and/or litigation with respect to discrimination and/or harassment involving personnel or former personnel of the Company and its Subsidiaries based on transactions, events or occurrences prior to the Closing Date; (f) any workers' compensation claims involving personnel or former personnel of the Company and its Subsidiaries based on events or occurrences prior to the Closing Date; and (g) any of the following events with respect to an Employee Pension Benefit Plan of which Seller or the Company (or any trade or business which is or has been under common control with Seller or the Company as determined pursuant to either
Section 4001(b)(1) of ERISA or Section 4971(e)(2)(B) of the Code) is or was the contributory sponsor or a contributing employer (including any joint and several liability): (A) the termination of any such plan which is a defined benefit pension plan subject to the provisions of Title IV of ERISA; (B) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any such plan which is a multiemployer plan (within the meaning of Section 3(37) of ERISA); (C) a failure to satisfy the minimum funding requirements, if any, applicable to such plan under Section 412 of the Code and Section 302 of ERISA, including for this purpose quarterly contributions required by section 412(m) of the Code and Section 302(e) of ERISA; and (D) any amendment to any such plan which requires the provision of security pursuant to Section 401(a)(29) of the Code. Notwithstanding the foregoing, a "Pre-Closing Liability" shall not include any liability with respect to "personal absence time."

        "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and that portion to and including the Closing Date of any taxable period that includes (but does not necessarily end on) the Closing Date.

        "Purchase Price" has the meaning set forth in Section 2(b) below.

        "Real Property" has the meaning set forth in Section 4(k)(iii) below.

        "Securities Act" means the Securities Act of 1933, as amended.




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

        "SEC" means the Securities and Exchange Commission.

        "Section 338(h)(10) Election" has the meaning set forth in Section 10(c) below.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

        "Seller" has the meaning set forth in the preface above.

        "Seller Plan" has the meaning set forth in Section 6(c)(ii) below.

        "Settlement Agreement" has the meaning set forth in Section 2(e) below.

        "Software License Agreement" has the meaning set forth in Section 5(g) below.

        "Statement" has the meaning set forth in Section 10(b)(ii) below.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other applicable ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

        "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, guarantee fund assessments and withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by the United States, or any state, county, local, territorial or foreign government or subdivision or agency thereof responsible for the imposition of any such tax (domestic or foreign); (ii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign provision) in respect to any item described in clause (i) above; and (iii) any liability with respect to the payment of any amount described in clause (i) or
(ii) above as a result of any express or implied agreement or arrangement (including, but not limited, to any indemnification agreement or arrangement or a tax sharing agreement).

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, or other information required to be supplied to any taxing authority in connection with any Tax, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" has the meaning set forth in Section 8(e) below.

        "Transferred Employee" has the meaning set forth in Section 6(c)(i) below.



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

        "Treasury Regulations" means the Income Tax Regulations (final, temporary and, as applicable, proposed) promulgated under the Code, as they may be in effect from time to time. References to specific sections of the Treasury Regulations shall be to such sections as amended, supplemented or superseded by Treasury Regulations currently in effect.

        "Working Capital" means the working capital of the Company and its Subsidiaries determined as of the Closing Date in accordance with GAAP on a basis consistent with segment reporting and consistent with past practices (including all reserves, provisions, accruals and adjustments made in year-end financial statements prepared in accordance with GAAP), but with the adjustments and exceptions thereto determined on a basis consistent with those provided in the description and computation of Working Capital provided in Exhibit A attached hereto. Notwithstanding the foregoing, in the computation of the Working Capital as of the Closing Date, (w) no indebtedness to Banque Paribas shall be reflected in the Working Capital; (x) the proceeds of the Financing Transaction shall be excluded from total assets; (y) any liabilities incurred in connection with the Financing Transaction shall be excluded from total liabilities; and (z) the amounts, if any, paid by the Company prior to the Closing for costs associated with the Financing Transaction shall be added to total assets.

        Section 2. Purchase and Sale of Company Shares.

        (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Security Interests, all of the outstanding Company Shares for the consideration specified in Section 2(b) below.

        (b) Purchase Price. The aggregate purchase price (the "Purchase Price") for the Company Shares shall be $66,918,395 ($72,500,000, less the Estimated Working Capital), subject to adjustment pursuant to Section 2(e) below.

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California, commencing at 9:00 a.m. local time on May 15, 2001 (or, if later, the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at and subsequent to the Closing itself)) (the "Closing Date").

        (d) Deliveries at the Closing. At the Closing,

               (i) Seller will deliver to Buyer (A) stock certificates representing all of the outstanding Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (B) a certificate, dated as of the Closing Date, signed by the Secretary of Seller and certifying as to (x) the certificate of incorporation and bylaws of the Company and each of its Subsidiaries and the incumbency of officers executing this Agreement and each of the documents delivered in connection herewith to which Seller is a party and (y) the resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and such other documents, and (C) letters of resignation of those officers and directors of the Company and its Subsidiaries as Buyer shall have requested;


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


               (ii) Buyer will deliver or cause to be delivered (but any funds from the Company shall be deemed to have first been distributed to Buyer as the sole stockholder of the Company immediately after the Closing, and then in turn to Seller) to Seller (A) the Purchase Price, by wire transfer of immediately available funds, and (B) a certificate, dated as of the Closing Date, signed by the Secretary of Buyer and certifying as to (x) the certificate of incorporation and bylaws of Buyer and the incumbency of officers executing this Agreement and each of the documents delivered in connection herewith to which Buyer is a party and
        (y) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and such other documents; and

               (iii) Guarantor will deliver to Seller a certificate, dated as of the Closing Date, signed by an officer of the general partner of Guarantor and certifying as to (x) the certificate of limited partnership of Guarantor and the incumbency of officers of the general partner of Guarantor executing this Agreement and each of the documents delivered in connection herewith to which Guarantor is a party and (y) the resolutions of the board of directors of Guarantor authorizing the execution, delivery and performance by Guarantor of this Agreement and such other documents.

        (e) Purchase Price Adjustment.

               (i) As promptly as practicable following the Closing Date (but in no event later than 90 days after the Closing Date), Buyer shall prepare and deliver to Seller a statement (the "Notice of Adjustment") setting forth (i) Buyer's computation of the Working Capital, and (ii) Buyer's proposed adjustment, if any, of the Purchase Price as contemplated by
        Section 2(e)(v) below.

               (ii) Buyer shall, in its preparation of the Notice of Adjustment and its computation of the Working Capital, among other things, provide Seller and its representatives (i) the right to be present during the taking of inventory and the calculation of all cash accounts immediately following the Closing, (ii) any updated information with respect to accounts receivables and payroll (the provision of which shall be exclusively the obligation of Buyer), and (iii) full and timely access to all records of the Company and its Subsidiaries from the Closing Date until the Final Determination Date.

               (iii) Following receipt of the Notice of Adjustment, Seller and its representatives will be afforded a period of 20 business days to review the Notice of Adjustment. At or before the end of such 20-day period, Seller will either (x) accept Buyer's computation of the Working Capital in its entirety, in which case the "Final Working Capital" (for purposes of making an adjustment to the Purchase Price as contemplated by Section 2(e)(v) below) shall be Buyer's computation of the Working Capital or (y) deliver to Buyer a written notice (the "Objection Notice") containing a sufficiently detailed written explanation of those items in Buyer's computation of the Working Capital which Seller disputes, in which case the items identified by Seller shall be deemed to be in dispute. The failure by Seller to deliver the Objection Notice within such 20-day period shall constitute Seller's acceptance of Buyer's computation of the Working Capital as set forth in clause (x) above. If Seller delivers the Objection Notice in a timely manner, then, within a period of 10 business days the Parties and (if desired) their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the "Settlement Agreement") with respect thereto, in which case the Final Working Capital shall be Buyer's computation of the Working Capital, as adjusted to reflect the resolution of such disputed items pursuant to the Settlement Agreement. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Deloitte & Touche LLP, or, if such firm is unable to accept such engagement, to another independent nationally-recognized firm of certified public accountants mutually acceptable to Buyer and Seller (the "Arbitrating Accountants"), the fees and expenses of which shall be borne equally by Buyer and Seller. The Arbitrating Accountants shall afford each of Buyer and its representatives and Seller and its representatives up to 30 days in the aggregate to present their positions as to the disputed items. Within 15 days following the end of the submission period, the Arbitrating Accountants shall resolve all disputed items in a written determination (the "Accountants' Determination) and, in such case, the Final Working Capital shall be Buyer's computation of the Working Capital, as adjusted to reflect the resolution of such disputed items by the Arbitrating Accountants; provided, however, that in no event shall the Accountants' Determination require an adjustment to Buyer's computation of the Working Capital which is beyond the scope of the disputed items or which results in a determination of the Final Working Capital which is less than or exceeds, as the case may be, the amount thereof as determined by Buyer or as contemplated by Seller in its Objection Notice. The Accountants Determination shall be (A) in writing, (B) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in accordance with the same accounting principals used by the Company in determining the amounts set forth in the example provided in Exhibit A and (D) nonappealable and incontestable by Buyer, Seller or any of their respective Affiliates and not subject to collateral attack for any reason other than for its failure to fall within the parameters set forth in the foregoing sentence.

               (iv) For purposes of this Section 2(e), the "Final Determination Date" shall mean the earliest to occur of (A) the 21st business day following the receipt by Seller of the Notice of Adjustment if Seller shall have failed to deliver the Objection Notice to Buyer within 20 business days after receipt thereof, (B) the date on which either Seller gives Buyer a written notice to the effect that Seller has no objection to Buyer's computation of the Working Capital, (C) the date on which Buyer and Seller execute and deliver a Settlement Agreement or (D) the date as of which Buyer and Seller shall have received the Accountants' Determination.

               (v) Within five (5) business days after the Final Determination Date, the following amounts will be payable in accordance with the following terms:

                   (A) if the Final Working Capital exceeds the Estimated
            Working Capital, Buyer shall pay to Seller the amount of such excess by wire transfer of immediately available funds; and

                   (B) if the Estimated Working Capital exceeds the Final
            Working Capital, Seller shall pay to Buyer the amount of such excess by wire transfer of immediately available funds;

               and, in either case, such amount shall be accompanied by interest accrued thereon from and including the Closing Date to but excluding the date of payment computed at the Applicable Rate (calculated on the basis of actual days elapsed over a 360-day year).

        Section 3. Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule.

               (i) Organization. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware.

               (ii) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller, has been authorized by all necessary corporate action on behalf of Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except (i) pursuant to state or local laws governing liquor licenses and health code permits,
        (ii) under the HSR Act and (iii) authorizations, consents or approvals which individually or in the aggregate are immaterial.

               (iii) Brokers' Fees. Other than as disclosed in Section 3(a)(iii) of the Disclosure Schedule, Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer, the Company or its Subsidiaries could become liable or obligated.

               (iv) Company Shares. Seller has good and valid title to, and holds of record and owns beneficially, all of the issued and outstanding Company Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock of the Company. Seller is not party to any voting trust, proxy, or other instrument with respect to the voting of any capital stock of the Company.

        (b) Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement.

               (i) Organization; Ownership. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Guarantor holds, beneficially and of record, more than fifty percent (50%) of the issued and outstanding membership and other equity or ownership interests of Buyer.

               (ii) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government agency in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act.

               (iii) Brokers' Fees. Other than any fee due to Red Tail Ventures and any other fees disclosed in Section 3(b)(iii) of the Disclosure Schedule (for which Buyer shall be liable), Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

               (iv) Investment. Buyer is not acquiring the Company Shares with a view to or for their sale in connection with any distribution thereof within the meaning of the Securities Act.

        Section 4. Representations and Warranties Concerning the Company and its Subsidiaries. Subject to the limitations set forth in Section 8, Seller represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement except as to be set forth in the Disclosure Schedule.

        (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation or partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where its ownership or lease of real property requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full power and authority under its corporate or partnership documents to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

        (b) Capitalization. The entire authorized capital stock of the Company consists of 100,000 shares of common stock, par value $.01 per share, of which 10,000 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any securities or other instruments convertible into or exchangeable or exercisable for shares of capital stock or any other equity interest of or in the Company. There are no outstanding voting or similar agreements or arrangements with respect to the Company Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will (i) to the Knowledge of Seller, violate any statute, regulation or rule of any government or governmental agency to which any of Seller, the Company or its Subsidiaries is subject, (ii) to the Knowledge of Seller, violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller, the Company or its Subsidiaries is subject, (iii) violate any provision of the charter or bylaws of any of Seller, the Company or its Subsidiaries or (iv) except as set forth in Schedule 4(c) of the Disclosure Schedule, result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any real estate lease, credit or financing agreement or other material agreement, contract, lease, license, instrument, or other arrangement to which any of Seller, the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of Seller, the Company or its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) pursuant to state or local laws governing liquor licenses or health code permits, (ii) under the HSR Act, and (iii) authorizations, consents or approvals which are immaterial.

        (d) Brokers' Fees. Other than as disclosed in Section 4(d) of the Disclosure Schedule, none of the Company or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        (e) Title to Assets. The Company and its Subsidiaries have good and marketable title to and own, or have a valid leasehold interest in or other valid right to use, the assets they use, or otherwise purport to own or have the right to use, in the conduct of their businesses, free and clear of all Security Interests other than Permitted Liens. Except as provided in Section 4(r) below (or disclosed in Section 4(r) of the Disclosure Schedule), the assets owned by or leased for use by the Company and its Subsidiaries include all of the assets necessary to permit the Company and its Subsidiaries to conduct its business in all material respects in the same manner as it is conducted or, or has been conducted immediately prior to, the date of this Agreement.

        (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) if such Subsidiary is a corporation (A) its name and jurisdiction of incorporation, (B) the number of shares of authorized capital stock of each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, (D) the names of the holders of shares of each class of its capital stock, and (E) the number of shares held by each such holder; and (ii) if such Subsidiary is a partnership
(A) its name and jurisdiction of organization, (B) the names of the holders of its general and limited partner interests and (C) the percentage general or limited partner interest held by each such holder. All of the issued and outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding general and limited partner interests of each partnership Subsidiary of the Company have been duly authorized and are validly issued and fully paid. The Company and/or its Subsidiaries hold of record and own beneficially all of the outstanding shares of each corporate Subsidiary of the Company, the Company and/or its Subsidiaries own each outstanding partner interest of each partnership Subsidiary of the Company and the Company and/or its Subsidiaries own each outstanding membership interest of each limited liability company Subsidiary of the Company, in each case free and clear of all Security Interests. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or any securities or other instruments convertible into or exchangeable or exercisable for shares of capital stock or any other equity interest of or in such Subsidiary, nor are there any voting or similar agreements or arrangements with respect to such capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to such Subsidiary. Neither the Company nor any Subsidiary is party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock of any other Subsidiary. Neither the Company nor any Subsidiary is party to any voting trust, proxy, or other instrument with respect to the voting of any capital stock of any other Subsidiary.

        (g) Financial Statements. The following financial statements are included in the Disclosure Schedule (collectively the "Financial Statements"):

               (i) the consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ended January 31, 1998, 1999 and 2000, and the related statements of income and cash flow for such fiscal years; and

               (ii) the interim consolidated balance sheet of the Company and its Subsidiaries as of November 8, 2000 (the "Latest Balance Sheet"), and the related statement of income for such 10-month financial periods.

The Financial Statements in clauses (i) and (ii) above have been prepared in accordance with GAAP, and present fairly the consolidated financial condition and result of operations of the Company and its Subsidiaries as of the dates and for such periods; provided, however, that such Financial Statements do not include footnotes and have not been audited. The statements of income included in the Financial Statements reflect, in a manner consistent with its segment reporting for GAAP purposes, the allocated or directly charged costs of any significant services provided to the Company and/or any Subsidiary by Seller or any of its Affiliates; however, such allocated costs may not be reflective of any costs which the Buyer or the Company and/or any Subsidiary may have to pay for such services after the Closing. Subject to the qualifications referenced above, no material elements of revenue allocated to the Company and its Subsidiaries on the Financial Statements should be properly allocated to Seller, and no material elements of expense allocated to the Seller on its financial statements should be properly allocated to the Company and its Subsidiaries. Except for (i) liabilities which are not required to be disclosed in the Latest Balance Sheet under GAAP and (ii) liabilities incurred in the Ordinary Course of Business by the Company or its Subsidiaries since the date of the Latest Balance Sheet, none of the Company or its Subsidiaries has any liability not disclosed, reserved for or otherwise reflected in the Latest Balance Sheet.

        (h) Events Subsequent to the Date of the Latest Balance Sheet.

               (i) Since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, operations, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. As of the date hereof, the Company and its Subsidiaries have not incurred any costs or expenses related to the Financing Transaction.

               (ii) Since the date of the Latest Balance Sheet, none of the Company or its Subsidiaries has engaged in any material practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business (other than the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, since that date:

                   (A) there has been no change made or authorized in the
            charter or bylaws of the Company or any of its Subsidiaries;

                   (B) none of the Company or its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests;

                   (C) none of the Company or its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its capital stock;

                   (D) the Company and its Subsidiaries have not created,
            incurred, assumed or guaranteed more than $150,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                   (E) none of the Company and its Subsidiaries has granted or extended any power or attorney or acted as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligations of any Person other than through endorsements of negotiable instruments in the Ordinary Course of Business;

                   (F) none of the Company or its Subsidiaries has sold,
            assigned, transferred, conveyed, leased, pledged, mortgaged, encumbered or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of, any material portion of its assets or properties or any material right thereto, other than in the Ordinary Course of Business or as disclosed in
            Section 4(h)(ii)(F) of the Disclosure Schedule;

                   (G) none of the Company or its Subsidiaries has sold, leased, transferred or assigned any tangible or intangible assets having a fair market value in excess of $50,000, individually, or $150,000, in the aggregate, other than in the Ordinary Course of Business or as disclosed in Section 4(h)(ii)(G) of the Disclosure Schedule;

                   (H) none of the Company or its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to any property or asset in an aggregate amount (based on the cost of repair or replacement) exceeding $100,000;

                   (I) none of the Company or its Subsidiaries has materially changed any accounting methods, principles or practices, except as required by law or by changes in GAAP;

                   (J) none of the Company or its Subsidiaries has, other than in the Ordinary Course of Business, entered into any material contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, or any commitment therefor, and no material agreement, contract or commitment to which the Company or any of its Subsidiaries was a party on the date of the Latest Balance Sheet has been amended or modified in any material way, or terminated, in each case, other than in the Ordinary Course of Business;

                   (K) none of the Company or its Subsidiaries has granted any increase in the compensation or employee benefits payable to or to become payable to any officer, director or employee of the Company or its Subsidiaries, other than increases required by law or in the Ordinary Course of Business or as disclosed in Section 4(h)(ii)(K) of the Disclosure Schedule;

                   (L) none of the Company or its Subsidiaries has adopted,
            changed, amended or increased the payment to or benefits under any Employee Benefit Plan;

                   (M) none of the Company or its Subsidiaries has settled any action, suit or other proceeding against the Company, any Subsidiary or its business or assets for an amount in excess of $75,000, individually, or $150,000, in the aggregate;

                   (N) none of the Company or its Subsidiaries has, to Seller's
            Knowledge, failed to pay any obligation, except in the Ordinary Course of Business, where contested in good faith or, which, in the aggregate, are not material;

                   (O) none of the Company or its Subsidiaries has canceled or compromised any debt or claim, or waived or released any right, except for adjustments made in the Ordinary Course of Business or, which, in the aggregate, are not material;

                   (P) none of the Company or its Subsidiaries has made any
            material reevaluation of the Company or any Subsidiary's assets, including, without limitation, writing off or writing down the value of any asset having a material value prior to such valuations; and

                   (Q) none of the Company or its Subsidiaries has committed to any of the foregoing.

        (i) Legal Compliance. Except as otherwise provided elsewhere in this
Section 4, or disclosed in any section or subsection of the Disclosure Schedule, including without limitation Section 4(i) of the Disclosure Schedule, to Seller's Knowledge, each of the Company and its Subsidiaries has complied and is in compliance with all applicable laws of federal, state and local governments, except where the failure to comply would not have a Material Adverse Effect. The Company and its Subsidiaries hold all permits, certificates, licenses, approvals and other authorizations (or, where legally permissible, has waivers thereof or is entitled to exemptions therefrom) of governmental authorities necessary for or material to the operation of their businesses as presently conducted.

        (j) Tax Matters. Except as disclosed in Section 4(j) of the Disclosure Schedule,

               (i) The provisions for Taxes, including interest and penalties, with respect to the Company and each of its Subsidiaries, shown on the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended January 31, 2000 and the Latest Balance Sheet, are sufficient for the payment of all such Taxes, interest and penalties not theretofore paid, whether or not disputed, for the periods ended January 31, 2000 and November 8, 2000, respectively, and for all periods prior thereto.

               (ii) Section 4(j) of the Disclosure Schedule lists all income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after the fiscal year ended January 31, 1998, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are subject to audit.

               (iii) As of the time of filing, all Tax Returns required to be filed under federal, state, county, local or any foreign laws by or on behalf of the Company and its Subsidiaries were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects and filed on a timely basis.

               (iv) The Company Group and, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, each member of any affiliated, combined or unitary group of which it is or was a member, have each, within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law, pay) all Taxes, including estimated taxes, that are due and payable.

               (v) The Company and each of its Subsidiaries has established (and through the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for which it may be liable (including Taxes for which it may be liable as a transferee or on a joint and several basis under the consolidated return rules or any comparable rules for state and local taxes).

               (vi) The Company Group and, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, each member of any affiliated, combined or unitary group of which it is or was a member, have each complied (and until the Closing Date will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes or similar provisions under any federal, state, county, local or foreign laws and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

               (vii) Neither the Company Group nor, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, any member of any affiliated, combined or unitary group of which it is or was a member, is a party to any agreement providing for the allocation or sharing of Taxes. No member of the Company Group has any liability for the federal income Taxes for any Person other than the Company and its Subsidiaries under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law).

               (viii) Neither the Company Group nor, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, any member of any affiliated, combined or unitary group of which it is or was a member, has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (ix) Schedule 4(j)(ix) sets forth those Tax Returns of or relating to the Company and its Subsidiaries that have been or are currently being examined by the appropriate taxing authorities for taxable periods ended on or after the fiscal year ended January 31, 1998. No deficiency for any Taxes has been proposed, asserted or assessed against the Company Group, or, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, any member of any affiliated, combined or unitary group of which it is or was a member (for such periods during which it is or was a member), which deficiency has not been resolved and/or paid in full.

               (x) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by or requested from the Company Group or, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, any affiliated, combined or unitary group of which it is or was a member.

               (xi) Seller has made available to Buyer copies of all revenue agent's reports and other written assertions of deficiencies or other liabilities for Taxes of or attributable to the Company or any of its Subsidiaries for taxable periods ended on or after the fiscal year ended January 31, 1998.

               (xii) There are no rulings, requests for rulings or closing agreements specifically relating to either the Company or any of its Subsidiaries, or any member of any affiliated, combined or unitary group of which it is or was a member, which could affect the Company or its Subsidiaries' Taxes for any period after the Closing.

               (xiii) For taxable years ended on or after the fiscal year ended January 31, 1998, Seller has not received written notice, and, to Seller's Knowledge, it has not received any other notice, of any issue arising in any examination of Taxes of the Company or any of its Subsidiaries, or any member of any affiliated, combined or unitary group of which it is or was a member, by any taxing authority that if raised with respect to any other taxable year (for taxable periods ended on or after the fiscal year ended January 31, 1998) not so examined would result in a material Tax deficiency for any other period (for taxable periods ended on or after the fiscal year ended January 31, 1998) not so examined, if upheld.

               (xiv) No federal, state, county, local or foreign audits or other administrative proceedings or court proceedings are presently pending or, to the best of Seller's Knowledge, threatened with regard to any Taxes or Tax Returns of or attributable to the Company or any of its Subsidiaries.

               (xv) No power of attorney that is currently in effect has been granted by the Company Group or any affiliated, combined or unitary group of which it is or was a member, with respect to any matter relating to the Company or any of its Subsidiaries.

               (xvi) Neither the Company nor any of its Subsidiaries has participated (nor will it participate prior to the Closing) in or cooperated with an international boycott within the meaning of Section 999 of the Code.

               (xvii) Neither the Company Group nor, to the extent it could have a Material Adverse Effect on the Company Group after the Closing, any member of any affiliated, combined or unitary group of which it is or was a member, has filed (nor will it file prior to the Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have Section

        341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company Group.

               (xviii) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 446(e) or Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company Group, or any member of any affiliated, combined or unitary group of which it is or was a member, and the IRS has not required, and Seller has no Knowledge that the IRS has proposed, any such adjustment or change in accounting method.

               (xix) The acquisition of the Company Shares will not be a factor causing any payments to be made by the Company after the Closing not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code.

               (xx) All transactions involving the Company or its Subsidiaries which could give rise to an understatement of federal income tax (within the meaning of Section 6662 of the Code) were adequately disclosed (or, with respect to Tax Returns filed after the date hereof but before the Closing, will be adequately disclosed) on the Tax Returns in accordance with Section 6662(b)(2)(B) of the Code and the Treasury Regulations thereunder.

               (xxi) Neither the Company nor any of its Subsidiaries has made, or is subject to, an election as provided in Section 108(b)(5) of the Code (or any predecessor provision) for any taxable year.

               (xxii) None of the assets of the Company or any of its Subsidiaries are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (xxiii) Neither the Company nor any of its Subsidiaries has disposed of property in a transaction being accounted for under the installment method under Section 453 of the Code.

               (xxiv) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for Taxes not yet due.

               (xxv) Neither the Company nor any of its Subsidiaries is now or, since October 1, 1996, was ever a member of any affiliated, combined or unitary group other than an affiliated, combined or unitary group of which the Seller was the common parent.

               (xxvi) Seller is not a "foreign person" (as that term is defined in Section 1445 of the Code) and shall furnish to Buyer on or before the Closing Date a certification of Seller's non-foreign status, as set forth in Treasury Regulations Section 1.1445-2(b). Neither the Company nor any of its Subsidiaries is a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

               (xxvii) Section 4(j) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which, to Seller's Knowledge, any Tax is properly payable by the Company or any of its Subsidiaries.

               (xxviii) The Company Shares meet the requirements of Section 1504(a)(2) of the Code and the Company is a member of a "seller consolidated group" within the meaning of Section 338(h)(10)(B) of the Code.

        (k) Real Property.

               (i) Section 4(k)(i) of the Disclosure Schedule lists all real property that any of the Company and its Subsidiaries owns. With respect to each such parcel of owned real property (collectively, the "Owned Real Property"), except for matters which would not have a Material Adverse Effect:

                   (A) the owner has good and marketable title to the parcel of
            Owned Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                   (B) except as set forth in Section 4(k)(i)(B) of the
            Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements granting to any Person the right of use or occupancy of any portion of the parcel of Owned Real Property;

                   (C) Seller has made available to Buyer copies of each of (i)
            the title insurance policies obtained by Seller, (ii) abstracts of title, (iii) title reports, and (iv) surveys set forth in Section 4(k)(i)(C) of the Disclosure Schedule; and

                   (D) there are no outstanding options or rights of first
            refusal to purchase the parcel of Owned Real Property.

               (ii) Seller has made available to Buyer copies of the leases and subleases (including ground leases, if any) relating to all real property leased or subleased to any of the Company and its Subsidiaries (collectively, the "Leased Real Property"), together with all addenda, modifications and amendments thereto. Each lease and sublease relating to the Leased Real Property is valid, binding, enforceable, and in full force and effect, except where the invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect. To Seller's Knowledge, the Company is not in default, in any material respect, under any such lease or sublease and there exists no event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default under any such lease or sublease.

               (iii) True and complete copies of the most recent certificate of occupancy for each building included in the Owned Real Property or the Leased Real Property (collectively, the "Real Property"), where, if and to the extent in the possession of Seller, have been made available to Buyer. To Seller's Knowledge, all of the public utilities required for the operation of the Real Property in the manner currently operated are installed and operating. To Seller's Knowledge, the plumbing, electrical, heating, air conditioning, ventilating and all other structural or material mechanical systems in the buildings upon the Real Property are in working condition, so as to be adequate for the operation of the business of the Company and its Subsidiaries as heretofore conducted. Seller has not received notice of any assessments, and to Seller's Knowledge, there are no pending assessments affecting any of the Real Property. Notwithstanding anything in this Agreement to the contrary, the phrase "Seller's

        Knowledge" as used in this Section 4(k)(iii) shall refer only to the actual knowledge of the individuals identified in the definition of "Knowledge" in Section 1.

        (l) Intellectual Property.

               (i) Section 4(l) of the Disclosure Schedule identifies the following owned or used by any of the Company or its Subsidiaries: (A) patents and pending patent applications; (B) trademark, service mark and trade name registrations and applications therefor; (C) copyright registrations and applications therefor; and (D) licenses and similar agreements for the use of any intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, know-how and trade secrets, hereinafter collectively referred to as "Intellectual Property") to which any of the Company or its Subsidiaries is a party, either as licensee or licensor (other than licenses for the use of commercially available computer software and related documentation).

               (ii) The Company and its Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property necessary for the operation of their respective businesses and, to the Knowledge of Seller, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made in the last three years or is currently outstanding.

        (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following written contracts to which any of the Company and its Subsidiaries is a party on the date hereof:

               (i) any agreement the performance of which is expected to involve consideration in excess of $25,000, other than agreements which can be cancelled prior to the payment or receipt of such amount without notice or penalty;

               (ii) any agreement which relates to the granting of a license to a third party by the Company or any of its Subsidiaries, or by a third party to the Company or any of its Subsidiaries;

               (iii) any agreement which restricts or contains limitations on the ability of any of the Company or its Subsidiaries to freely conduct business anywhere in the world;

               (iv) any collective bargaining agreement;

               (v) any agreement with Seller or its Affiliates (other than the Company and its Subsidiaries);

               (vi) any written (or, to the Knowledge of Seller, oral) agreement (other than "at-will" employment agreements) for the employment of any individual on a full-time, part-time, consulting or other basis;

               (vii) a lease or similar agreement under which:

                   (A) the Company or any Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party, or

                   (B) the Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000;

               (viii) all joint venture, partnership, and other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other Person;

               (ix) any group health or life insurance, pension, profit sharing, retirement, severance, medical, bonus, incentive, stock option or purchase plan or other similar benefit plan in effect with respect to current or former directors, officers or employees or others;

               (x) any agreement which relates to the borrowing of money or the guarantee thereof; and

               (xi) any agreement or instrument under which the Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the Ordinary Course of Business) that, individually, is in excess of $100,000.

Seller has made available to Buyer a correct and complete copy of each contract or other agreement listed in Section 4(m) of the Disclosure Schedule (the "Contracts"), together with any and all amendments or modifications thereto. Each of the Contracts is valid, binding, enforceable, and in full force and effect, in all material respects, the Company is not in any material breach of or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Contract. Except as disclosed in Section 4(m) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of the intention of any party to terminate any Contract. Except as set forth in Section 4(m) of the Disclosure Schedule, to Seller's Knowledge, neither the Company nor any of its Subsidiaries is a party to any oral contract on the date hereof meeting any of the descriptions set forth in clauses (i) through (xi) above. Seller has also made available to Buyer forms of franchise agreements and/or franchise disclosure statements prepared by or on behalf of the Company or any of its Subsidiaries.

        (n) Litigation. Section 4(n) of the Disclosure Schedule sets forth (i) each instance in which any of the Company and its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) each action, suit, proceeding, arbitration, hearing, or investigation pending or, to Seller's Knowledge, for which a threat has been received in writing, which would involve the Company, any Subsidiary or any of their assets or business, whether in, before or by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

        (o) Employee Benefits. Except as set forth in Section 4(o) of the Disclosure Schedule, there are no Employee Benefit Plans that cover any employees or former employees of the Company or any of its Subsidiaries (and/or any of their beneficiaries or dependents).

        (p) Bonds. Section 4(p) of the Disclosure Schedule identifies all bonds, guarantees, comfort letters and similar instruments in excess of $50,000 in the aggregate currently maintained by or on behalf of the Company and its Subsidiaries.

        (q) Environmental Matters. Except as set forth in Section 4(q) of the Disclosure Schedule and except for such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect,

               (i) The Company and its Subsidiaries have, and through the Closing Date will have, complied in all material respects with all Environmental Laws. The Company and its Subsidiaries have obtained and will maintain through the Closing Date all material permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed in Section 4(q) of the Disclosure Schedule;

               (ii) The Company and its Subsidiaries are in compliance in all material respects with all permits, licenses and authorizations listed in Section 4(q) of the Disclosure Schedule, and, to Seller's Knowledge, are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any material regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Seller has made available to Buyer the Phase I environmental reports listed on Section 4(q) of the Disclosure Schedule (as to which environmental reports, Seller makes no representation or warranty whatsoever);

               (iii) There is no pending or, to Seller's Knowledge, threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to the Company and its Subsidiaries, their business or assets, the good they have produced or the services they have provided relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

               (iv) Except in accordance with a valid governmental permit, license, certificate or approval listed in Section 4(q) of the Disclosure Schedule, Seller has not received written notice nor has Knowledge of any emission, spill, release or discharge by the Company or any of its Subsidiaries, from any of their assets, from any site at which any of such assets are or were located, into or upon (i) the air,
        (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets; and

               (v) To Seller's Knowledge, there has been no Environmental Complaint.

        (r) Certain Business Relationships With the Company and its Subsidiaries. Section 4(r) of the Disclosure Schedule lists all material assets (tangible and intangible) and material services used in the business of any of the Company or its Subsidiaries, which assets and services are owned or provided by Seller or its Subsidiaries or other Affiliates (excluding for this purpose the Company and its Subsidiaries), none of which assets or services are being purchased or assumed by, or transferred to, Buyer hereunder, but which shall be made available to Buyer in the manner and as set forth in Section 6(e) below.

        (s) Insurance. Section 4(s) of the Disclosure Schedule lists all policies of insurance maintained by or on behalf of the Company and its Subsidiaries for the prior three fiscal years, including all such policies which are in effect as of the date of this Agreement. All current policies are in full force and effect and all prior year insurance policies disclosed in Section 4(r) of the Disclosure Schedule were in full force and effect during the periods indicated.

        (t) Labor and Employment Matters.

               (i) None of the Company or its Subsidiaries is party to any collective bargaining agreement and there is no labor strike or stoppage actually pending, or to the Knowledge of Seller, threatened against or involving the Company or its Subsidiaries. Section 4(t) of the Disclosure Schedule lists each director and officer of the Company and each of its Subsidiaries, and all employees of the Company or its Subsidiaries, whose annual base compensation exceeds $50,000. The Company has made available to Buyer a true and correct copy of its employee policies and procedures manual and descriptions of all material employment or personnel policies of the Company not set forth therein.

               (ii) Section 4(t) of the Disclosure Schedule sets forth the method for accruing vacation pay used by the Company and its Subsidiaries on their books and records. Except as set forth in Section 4(t) of the Disclosure Schedule, at the date of the Latest Balance Sheet there were, at the date hereof there are and on the Closing Date there will be, no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the date of the Latest Balance Sheet, the date hereof or the Closing Date, respectively, owing to present or former employees of the Company or its Subsidiaries not fully paid prior to such applicable date (other than accrued payroll charges in the Ordinary Course of Business for the pay period during which this Agreement is executed or the Closing occurs, all of which will be accrued on the Latest Balance Sheet) or, with respect to compensation for work done prior to the date of the Latest Balance Sheet, not fully accrued on the Latest Balance Sheet.

               (iii) To Seller's Knowledge, the Company and it Subsidiaries have complied in all material respects with recordkeeping and documentation requirements under Federal, state and local law and regulations relating to the status of all former, current and potential employees of the Company or any such Subsidiary, including without limitation all rules and regulations of the U.S. Immigration and Naturalization Service.

        (u) No Representation or Warranty Concerning ADA. Notwithstanding anything herein to the contrary, Seller makes no representations or warranties regarding compliance with or liability under, or associated with, the Americans with Disabilities Act, including the rules and regulations thereunder, or any similar state or local law (all of which risks and liabilities are being assumed by Buyer hereunder).

        Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

        (b) Notices and Consents. Each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to third parties, and each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) use its reasonable efforts to obtain any third party consents that the other Party reasonably may request in connection with the matters referred to in Section 3(b)(ii) and Section 4(c) above. Each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above. In addition, each of the Parties will file within five (5) business days of the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will supply promptly any additional information and documentary material that may be requested in connection therewith, will use its reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

        (c) Operation of Business. Seller agrees that it will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller agrees that it will cause the Company and its Subsidiaries to:

               (i) maintain their corporate existence;

               (ii) maintain and service the tangible assets used in their business in the same manner as they have prior to the date hereof;

               (iii) use their reasonable efforts to keep available the services of the present employees and agents of the Company and such Subsidiaries and to maintain favorable relations with and the goodwill of suppliers, customers, distributors and any others having business relationships with the Company or any Subsidiary;

               (iv) maintain their current insurance coverage in full force and effect;

               (v) maintain all permits, licenses and authorizations necessary for the business of the Company and its Subsidiaries in full force and effect;

               (vi) not take any action that would result in the representation and warranty set forth in Section 4(h)(ii) above being untrue as of the Closing Date;

               (vii) incur any costs or expenses relating to the Financing Transaction without Buyer's prior written consent; and

               (viii) not enter into any agreement, contract or instrument that would have to be included in Section 4(m) of the Disclosure Schedule in order for the representation and warranty set forth in Section 4(m) above to be true as of the Closing Date.

Notwithstanding the foregoing, the parcel of real property located in Allan, Texas, as more fully described in Section 4(h)(ii)(F) of the Disclosure Schedule, and the proceeds of any such sale thereof, shall be distributed to the Seller as a dividend prior to the Closing Date. Such property shall not be included within the definition of Owned Real Property for the purposes of this Agreement and neither such property, nor the proceeds of any such sale thereof, shall be included in the assets of the Company or its Subsidiaries, including in the Working Capital.

        (d) Financing Commitment; Exclusivity. From and after the latter of (i) Seller's receipt of a written commitment (the "Financing Commitment") from a financial entity with respect to sale/leaseback transactions and/or other financing transactions (collectively, the "Financing Transaction") with the Company and its Subsidiaries, which Financing Commitment shall be on terms and conditions reasonably acceptable to Buyer, shall be substantially in the form attached as Exhibit B hereto and shall set forth basic terms with respect to the Financing Transaction including, without limitation, for the net proceeds of the Financing Transaction to equal or exceed $55,000,000, for the lender to release all claims and rights which it otherwise may have regarding the use of any such proceeds as partial payment of the Purchase Price, and for Buyer to pay all customary fees to the financial entity, and not including any obligation for the Company or any of its Subsidiaries to make any lease extensions, and (ii) Buyer's actual payment of the up-front expense deposit or commitment fees associated with the Financing Transaction to the financial entity, neither Seller nor its Affiliates will, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from, discuss or negotiate with, or provide any information to, any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange).

        (e) Access; Cooperation. From the date hereof until the Closing Date, Seller shall permit and cause the Company and its Subsidiaries to permit Buyer and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to officers, directors, employees, accountants and other advisors, properties, books and records of the Company and its Subsidiaries for purposes of verifying the representations and warranties made under this Agreement and, during such period, Seller shall cause Company and its Subsidiaries to promptly furnish to such representatives all financing, operating and other data and information concerning the Company and its Subsidiaries and its properties, businesses and personnel as may reasonably be requested (unless previously provided prior to the date hereof). In addition, Seller shall cause the Company and its personnel to provide such cooperation and assistance as Buyer may, from time to time, reasonably request in connection with Buyer's efforts to consummate the Financing Transaction. Notwithstanding the foregoing, all such access and cooperation shall be coordinated through Ms. Kathy Polson and shall only be done in the manner and to the extent authorized by Mr. Andrew F. Puzder.

        (f) Delivery and Acceptance of Disclosure Schedule. Within five (5) business days after the date hereof, Seller shall deliver to Buyer the Disclosure Schedule. Upon its receipt of the Disclosure Schedule, Buyer shall have seven (7) business days to review the Disclosure Schedule and to either (i) accept the Disclosure Schedule, or (ii) deliver to Seller a written notice containing a sufficiently detailed written explanation of those items in the Disclosure Schedule which Buyer does not find acceptable, whereupon the Parties will work in good faith to resolve such disputes and to jointly develop a form of Disclosure Schedule which is acceptable to both Parties. The failure by Buyer to respond to the Disclosure Schedule within such 7-day period shall constitute its acceptance of the Disclosure Schedule as set forth in clause (i) above. If the Parties are unable to resolve any such disputes in writing within ten (10) days following the delivery of such written notice from Buyer to Seller, then Buyer and Seller shall thereafter have the right to terminate this Agreement pursuant to Section 9(a)(vii) below. For purposes of this Agreement, "Disclosure Schedule" shall refer to the form of Disclosure Schedule which has been accepted by Buyer pursuant to this Section 5(f).

        (g) Software License Agreement. On or prior to the Closing Date, the Seller will enter into a Software License Agreement with the Company and its Subsidiaries (the "Software License Agreement"), providing the Company and its Subsidiaries a perpetual, fully paid-up, non-exclusive and non-assignable license to continue using current versions of certain of the Seller's software after the Closing, as described in such Software License Agreement, subject to the required consent of any third party licensors to such software. The Parties shall work in good faith toward finalizing the form of the Software License Agreement not later than the date the Disclosure Schedule is finalized pursuant to Section 5(f) above.

        (h) POS Equipment Sublease. On or prior to the Closing Date, the Seller will enter into the POS Equipment Sublease with the Company and its Subsidiaries (the "POS Equipment Sublease"), providing the Company and its Subsidiaries a sublease, at Seller's cost, to the equipment leased by the Seller under the Lease Agreement dated January 11, 1996 with Winthrop Resources Corp., subject to the required consent of Winthrop Resources Corp., as the lessor under such Lease Agreement. The Parties shall work in good faith toward finalizing the form of the POS Equipment Sublease not later than the date the Disclosure Schedule is finalized pursuant to Section 5(f) above.

        (i) Notice of Developments.

               (i) Seller may elect at any time to notify Buyer in writing of any development which would cause a breach of (or would be required to be disclosed in response to) any of its representations and warranties in Section 4 above. In the event that the Closing occurs, then immediately prior thereto, the written notice pursuant to this Section 5(i)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, in each case to the extent of the disclosure contained in such written notice.

               (ii) Each Party will give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(i)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

        Section 6. Additional Covenants and Agreements.

        (a) General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

        (b) Litigation Support. After the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c) Employees and Employee Benefit Plans.

               (i) Effective as of the Closing Date, those employees of Seller which Buyer and Seller mutually identify and agree prior to the Closing shall cease to be employed by Seller and its Affiliates, and Buyer shall offer employment effective as of the Closing Date to each such employee on terms and conditions to be agreed to between Buyer and such employee, subject to the provisions of Section 6(c)(iii) below. Each such employee who becomes an employee of Buyer or its Affiliates on or immediately following the Closing Date shall be hereinafter referred to as a "Transferred Employee."

               (ii) Effective as of the Closing Date, each Transferred Employee and each employee and former employee of the Company and its Subsidiaries shall cease participation in all Employee Benefit Plans of the Company, Seller or any Affiliate of Seller (the "Seller Plans") subject to the terms of each such Seller Plan. As used herein, "Current Employees" means those individuals who are active employees of the Company or any of its Subsidiaries on the Closing Date or who are on inactive status (such as short-term disability or leave of absence) and have a legally enforceable right to return to active status with the Company or such Subsidiary.

               (iii) Effective as of the Closing Date, Buyer shall cover each Current Employee and each Transferred Employee who is covered under Seller Plans immediately prior to the Closing Date, under new or existing Employee Benefit Plans of Buyer (the "Buyer Plans") that provide such benefits as Buyer shall deem appropriate, including 401(k), health, disability, and life insurance plans. With respect to each Buyer Plan, employment with the Company, Seller and each Affiliate of Seller prior to the Closing Date shall be considered as employment with Buyer for purposes of eligibility to participate, eligibility to receive benefits, waiting and elimination periods, and preexisting condition limitation periods, but not for purposes of benefit accruals. Each Buyer Plan that is an Employee Welfare Benefit Plan shall credit Current Employees and Transferred Employees with their deductibles and co-payments paid as of the Closing Date for the current calendar year under Seller Plans that are Employee Welfare Benefit Plans. Buyer shall bear and discharge all liabilities, with respect to claims under Buyer Plans that provide health and medical benefits, for covered expenses that are incurred on and after the Closing Date by each Current Employee and Transferred Employee and his covered dependents. Seller shall retain, bear and discharge all liabilities, with respect to claims under Seller Plans that provide health and medical benefits, for covered expenses that are incurred prior to the Closing Date by each Current Employee and Transferred Employee and his covered dependents, whether such claim is submitted prior to, on or after the Closing Date. Seller shall retain, bear and discharge all liabilities with respect to continued health and medical coverage as required under Section 4980B of the Code and Part 6 of Title I of ERISA, or any other similar applicable law, for all employees of the Company or its Subsidiaries (and their eligible dependents) who are not Current Employees, and for any dependents of Current Employees as to whom a qualifying event occurred prior to the Closing Date. Buyer shall bear and discharge all liabilities with respect to disability benefits coverage for each Current Employee or Transferred Employee who becomes disabled on or after the Closing Date, and Seller shall retain, assume, bear and discharge all liabilities with respect to disability benefits coverage for each Current Employee or Transferred Employee who becomes disabled prior to the Closing Date.

               (iv) Effective as of the Closing Date, Buyer shall cover or cause the Company and its Subsidiaries to cover each Current Employee and each Transferred Employee under new or existing workers' compensation programs and/or policies of Buyer. Buyer shall bear and discharge all liabilities for, and administration of, workers' compensation benefits in connection with all claims of, or attributable to, Current Employees and Transferred Employees, which arise after the Closing Date.

               (v) Seller shall, as of the Closing Date, use its reasonable best efforts (i) to cause the trustee of Seller's 401(k) Plan to permit Employees to receive a distribution, within ninety (90) days of the Closing Date, of their individual account balances in Seller's 401(k) Plan and (ii) to allow such Employees to elect to rollover or transfer their individual account balances directly to a Buyer Plan that is a 401(k) plan, subject to any conditions on such transfer as may be applicable under Buyer's 401(k) Plan. Buyer shall cause the trustee of Buyer's 401(k) Plan to accept on behalf of Buyer's 401(k) Plan a rollover contribution from any Employee or a direct transfer from the trustee of Seller's 401(k) Plan representing such Employee's interest under such Plan, all subject to and in accordance with the provisions of Buyer's 401(k) Plan and applicable laws.

               (vi) Buyer shall give all Transferred Employees and Current Employees credit for all "personal assistance time" accrued by such Employees as of the Closing Date. The Working Capital shall not include a reserve for "personal assistance time" but shall include a reserve for all unused vacation time accrued by the Transferred Employees and the Current Employees as of the Closing Date, and Buyer shall give the Transferred Employees and Current Employees credit for unused vacation time up to the amount of such reserve.

               (vii) To the extent that the Company incurs any severance obligations during the 6-month period following the Closing to any Employees pursuant to the Company's existing severance programs, which are described in Section 6(c)(vii) of the Disclosure Schedule, Seller shall pay the first $100,000 of such obligations, the Buyer shall pay the next $100,000 of such obligations, and Seller and Buyer shall each pay one-half of all such obligations thereafter. Seller shall promptly pay its portion of such obligations, if any, upon presentation of evidence supporting the payment thereof to the employees and an accounting of all payments theretofore made of such obligations.

               (viii) Buyer hereby agrees to comply with any applicable notice requirements under WARN or other similar law of any jurisdiction relating to any plant closing or mass layoffs or as otherwise required by any such law.

        (d) Confidentiality; Non-Solicitation.

               (i) Seller agrees that, after the Closing, it shall not, directly or indirectly, without the prior written consent of Buyer, use or disclose to any Person, or permit any of its Affiliates to use or disclose to any Person, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company and its Subsidiaries.

               (ii) Neither Seller nor any Affiliate of Seller, for a period of eighteen (18) months from and after the Closing Date, shall, directly or indirectly, hire, offer to hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any general manager or senior member of management to leave the Company's or any of its Subsidiaries' employ who, prior to the Closing Date was, or during such 18-month period will be, employed or retained by the Company or such Subsidiary as a consultant, agent, employee or otherwise; provided, however, that this restriction shall not apply to (a) employees no longer employed by the Company or any of its Subsidiaries, or (b) employees who respond to general solicitations of employment not specifically directed toward employees of the Company or any of its Subsidiaries.

               (iii) Seller acknowledges and agrees that any breach of this
        Section 6(d) is likely to result in irreparable injury to Buyer, the Company and its Subsidiaries, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Buyer, the Company or such Subsidiary may have, Buyer, the Company and such Subsidiaries shall be entitled to enforce the specific performance of this Section 6(d) and to seek both permanent and temporary relief in the event of any breach hereof.

               (iv) The Parties acknowledge that the time, scope and other provisions of this Section 6(d) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 6(d) shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Seller is entering into this non-solicitation agreement in order to induce Buyer to enter into this Agreement.

        (e) Transition Services. The Seller agrees to provide Buyer and/or the Company and its Subsidiaries services substantially similar to those disclosed in Section 4(r) of the Disclosure Schedule, for a period of three (3) months from and after the Closing Date; provided that, the Parties mutually agree on the pricing and terms for the provision of such services; and, provided further that,

Seller is able to provide such services under the terms of any agreement or other relationship pursuant to which Seller has heretofore procured and provided such services to the Company and its Subsidiaries.

        (f) Insurance Matters. Seller shall not take any action, either before or after the Closing, to remove the Company as a "named insured" from any insurance policy which presently includes the Company as a "named insured".

        (g) Prepayment of State Taxes. Seller shall, on or before the Closing Date, pay, or prepay, an estimate, the amount of which shall be reasonably satisfactory to Buyer, of all income, franchise or similar Taxes scheduled to become due and payable to the State of Texas (including any resulting from or attributable to the Section 338(h)(10) Election or the transfer of assets by the Company pursuant to the Financing Transaction) after the Closing Date for which the Company and/or its Subsidiaries are the primary obligors, to the extent that such income, franchise or similar Taxes are attributable to or based on the income or operations of the Company Group for the Pre-Closing Tax Period or the income of the Company Group resulting from or attributable to the Section 338(h)(10) Election.

        (h) Banque Paribas. Seller shall assume and discharge (i) all obligations of the Company to Banque Paribas, and (ii) all intercompany liabilities to Seller, which obligations shall be discharged out of the Purchase Price.

        Section 7. Conditions to Obligation to Close.

        (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties of Seller set forth in
        Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have delivered to Buyer a certificate to such effect;

               (ii) Seller shall have performed and complied with all of its pre-Closing covenants hereunder in all material respects through the Closing, and Seller shall have delivered to Buyer a certificate to such effect;

               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing, or any action, suit or proceeding pending which seeks to restrain or prohibit, consummation of any of the transactions contemplated by this Agreement; and

               (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without the imposition of any condition, requirement or restriction which is or could reasonably be expected to be materially burdensome to Buyer or the Company and its Subsidiaries.

               (v) since the date of the Latest Balance Sheet, there shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, operations, customer, employee or vendor relations of the Company and its Subsidiaries;

               (vi) Buyer shall have received each of the items referred to in
        Section 2(d)(i) above;

               (vii) The Company and its Subsidiaries shall have consummated the Financing Transaction;

               (viii) Buyer shall have received an opinion letter from Seller's counsel in form and substance satisfactory to Buyer addressing matters customarily addressed in transactions of this nature; and

               (ix) The Company or a Subsidiary shall hold good and market title, in fee simple, to the parcel of real property located in Mustang, Oklahoma, as more fully described, and subject to the disclosures, in
        Section 4(k)(i) of the Disclosure Schedule and Buyer shall have been provided with documents satisfactory to it confirming the foregoing.

Buyer may waive any condition specified in this Section 7(a).

        (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect;

               (ii) Buyer shall have performed and complied with all of its pre-Closing covenants hereunder in all material respects through the Closing, and Buyer shall have delivered to Seller a certificate to such effect;

               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing, or any action, suit or proceeding pending which seeks to restrain or prohibit, consummation of any of the transactions contemplated by this Agreement;

               (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

               (v) Seller shall have received each of the items referred to in
        Section 2(d)(ii) and Section 2(d)(iii) above;

               (vi) The Company and its Subsidiaries shall have consummated the Financing Transaction in accordance with the Financing Commitment, and shall have received the proceeds of such Financing Transaction; and

               (vii) Seller shall have received an opinion letter from Buyer's and Guarantor's counsel in form and substance satisfactory to Seller addressing matters customarily addressed in transactions of this nature.

Seller may waive any condition specified in this Section 7(b).

        Section 8. Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties.

               (i) All of the representations and warranties of Seller contained in this Agreement above shall survive the Closing Date and continue in full force and effect for a period of eighteen (18) months thereafter, except as otherwise provided in clauses (ii) through (iv) below.

               (ii) The representations and warranties of Seller contained in Sections 4(j) and 4(o) shall survive the Closing Date and shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations.

               (iii) The representations and warranties of Seller contained in
        Section 4(q) shall survive the Closing Date and shall continue in full force and effect for a period of two years thereafter.

               (iv) All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing Date and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

               (v) Neither party may make or assert any claim under any representation or warranty of the other Party contained herein after the expiration of the survival period applicable to such representation or warranty. Any claim made or asserted within the applicable survival period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

        (b) Indemnification Provisions for Benefit of Buyer.

               (i) Seller agrees to indemnify, defend and hold harmless Buyer, the Company and their Affiliates from and against any Adverse Consequences incurred or sustained by Buyer, the Company or any of their Affiliates as a result or arising from (A) any breach or inaccuracy of any of Seller's representations or warranties given or made herein (other than the representations and warranties in Sections 3(a), 4(d), 4(j) or 4(o), in the certificates delivered pursuant to Sections 7(a)(i) and (ii), or (B) any beach of or non-compliance with any of Seller's covenants, agreements or obligations made herein or in such certificates; provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of Seller contained in Section 4 above (other than Sections 4(d), 4(j) and 4(o)):
        (x) unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $1,125,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences) or thereafter (y) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $10,000,000 aggregate ceiling (after which point Seller will have no obligation to indemnify Seller from and against further such Adverse Consequences).

               (ii) Seller agrees to indemnify, defend and hold harmless Buyer, the Company and their Affiliates from and against any Adverse Consequences incurred or sustained by Buyer, the Company or any of their Affiliates as a result or arising from (A) any breach or inaccuracy of any of Seller's representations or warranties given or made in Sections 3(a) or 4(d) above, or (B) any Pre-Closing Liabilities.

               (iii) Notwithstanding anything in this Agreement to the contrary, to the extent that any liability is reflected or reserved for in the computation of the Working Capital, Seller shall have no indemnification obligations therefor pursuant to this Section 8(b) to Buyer, the Company or any of their Affiliates, except and to the extent that such liability exceeds the amount specifically reflected or reserved for with respect to such liability in the computation of the Working Capital.

        (c) Indemnification Provisions for Benefit of Seller.

               (i) Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any Adverse Consequences incurred or sustained by Seller or any of its Affiliates as a result or arising from
        (A) any breach or inaccuracy of any of Buyer's representations or warranties given or made herein, or in the certificates delivered pursuant to Sections 7(b)(i) and (ii), or (B) any beach of or non-compliance with any of Buyer's covenants, agreements or obligations made herein or in such certificates.

               (ii) Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any Adverse Consequences as a result of or arising from the Financing Transaction and Seller receiving, or allegedly receiving, directly or indirectly, any of the net proceeds therefrom in the form of a portion of the Purchase Price, including, but not limited to, any Adverse Consequences based on or related to a claim or assertion that (x) the payment of the Purchase Price is an avoidable transfer, or (y) the Financing Transaction is avoidable under applicable insolvency laws or other applicable creditors' rights laws.

        (d) Tax Indemnification. All indemnification obligations of the Parties with respect to the representation and warranty in Section 4(j) above and with respect to the other covenants and agreements of the Parties in Section 10 below relating to tax matters are provided for in Section 10(a) below and are not covered by the indemnification provisions in Sections 8(b) and (c) above.

        (e) Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is materially prejudiced by such failure.

               (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

               (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

               (v) In the event that any Party suffers damage or loss in respect of which it has or makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

        (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage, and take into account the time cost of money (using the Applicable Rate as the discount rate), in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

        (g) Other Contractual Remedies. Nothing in this Agreement or in this
Section 8 shall be deemed to limit the remedies available under the Software License Agreement and the POS Equipment Sublease to the parties thereto.

        Section 9. Termination.

        (a) Termination of Agreement. This Agreement may be terminated as provided below:

               (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) Seller may terminate this Agreement by giving written notice to Buyer if Seller has not received the Financing Commitment by the 21st day following the date hereof;

               (iii) Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred by the 75th day following the date hereof; provided that, no termination right under this Section 9(a)(ii) shall be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

               (iv) Buyer or Seller may terminate this Agreement by giving written notice to the other if any court of competent jurisdiction in the United States or federal, state or local government or regulatory body in the United States shall have issued an order, decree or ruling or taken such action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

               (v) Seller may terminate this Agreement by written notice to Buyer if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer such that the conditions set forth in Section 7(b) would not be satisfied, provided that termination pursuant to this Section 9(a)(v) shall not be effective unless Seller shall have given Buyer at least 30 days prior notice of its claim of breach so as to afford Buyer the opportunity to cure the same;

               (vi) Buyer may terminate this Agreement by written notice to Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller such that the conditions set forth in Section 7(a) would not be satisfied, provided that termination pursuant to this Section 9(a)(vi) shall not be effective unless Buyer shall have given Buyer at least 30 days prior notice of its claim of breach so as to afford Seller the opportunity to cure the same; and

               (vii) Buyer or Seller may terminate this Agreement by giving written notice to the other if a dispute has arisen under Section 5(f) of this Agreement and has not been resolved within the 10-day period contemplated therein; provided, that, this Section 9(a)(vii) may not be invoked following any subsequent written resolution of such dispute by the Parties.

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except (i) for Sections 3(a)(iii), 3(b)(iii), 12(i), 12(l) and 12(p), which shall survive such termination, and (ii) that if this Agreement is terminated because of the breach of any representation, warranty, covenant or agreement on the part of Party contained herein or because one or more of the conditions hereunder are not satisfied as a result of such breach by a Party (such Party, the "non-performing Party"), then such non-performing Party shall be liable for all damages, costs and expenses (including, without limitation, reasonable attorneys' fees) sustained or incurred by the other Party.

        Section 10. Tax Matters.

        (a) Indemnification.

               (i) From and after the Closing Date, Seller shall pay, or cause to be paid, and shall indemnify and hold harmless Buyer and the Company Group and any director, officer, employee, advisor, parent, subsidiary or Affiliate of Buyer or the Company Group, and any successor thereof, from any Adverse Consequences from or arising out of (A) any Taxes of Seller and any current or former member of Seller's group of corporations filing on a combined, consolidated or unitary basis, other than the Company Group, in respect of any taxable period, (B) any Taxes attributable or determined by reference to the income, business, property or operations of the Company Group or for which the Company Group may be liable on any basis (including, but not limited to, liability as a transferee or on a joint and several basis) (x) in respect of the Pre-Closing Tax Period (including Taxes payable to the State of Texas of the type referred to in Section 6(g) above), to the extent such Taxes are not reflected as an accrued liability on the Closing Balance Sheet, or (y) resulting from the Company Group's ceasing to be affiliated with the Affiliated Group of which Seller is a member,
        (C) any Taxes arising or resulting from or attributable to the Section 338(h)(10) Election or the transfer of assets by the Company pursuant to the Financing Transaction, other than those specified in Section 10(a)(iv) below, (D) any increase in Taxes for any taxable period resulting from adjustments to or changes in Tax items relating to the Company Group for any Pre-Closing Tax Period, (E) any breach of or inaccuracy in any representation or warranty in Section 4(j) above or (F) any beach of or non-compliance with any of Seller's covenants, agreements or obligations made in this Section 10.

               (ii) From and after the Closing Date, Buyer shall pay, or cause to be paid, and shall indemnify and hold Seller and any director, officer, employee, advisor, parent, subsidiary or Affiliate of Seller, and any successor thereto, harmless from any Adverse Consequences from or arising out of (A) any Taxes of the Company Group in respect of taxable periods of the Company Group ending after the Closing Date (except to the extent attributable to the Pre-Closing Tax Period), (B) those Taxes resulting from or attributable to the Section 338(h)(10) Election as set forth in Section 10(a)(iv) below, (C) any increase in Taxes for any taxable period resulting from adjustments to or changes in Tax items relating to the Company or any of its Subsidiaries for any period other than a Pre-Closing Tax Period or (D) any beach of or non-compliance with any of Buyer's covenants, agreements or obligations made in this Section 10.

               (iii) In the case of any taxable period that includes but does not end on the Closing Date:

                   (A) the periodic Taxes of the Company and its Subsidiaries that are not based on income or receipts (e.g., property taxes) attributable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes attributable to the entire taxable period multiplied by a fraction, the numerator of which is the number of days during that period that are in a Pre-Closing Tax Period and the denominator of which is the number of days in such taxable period; provided, however, that if the amount of periodic Taxes imposed for such taxable period reflects different rates of tax imposed for different periods within such taxable period, the formula described in the preceding clause shall be applied separately with respect to each such period within the taxable period; and

                   (B) the Taxes of the Company and its Subsidiaries (other than
            Taxes described in clause (A) of this Section 10(a)(iii)) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

               (iv) Buyer shall bear, and shall file any and all Tax Returns with respect to, any and all sales, use, and transfer Taxes, including but not limited to any value added, gross receipts and real, personal or intangible property transfer Taxes, due by reason of the consummation of the transactions contemplated by this Agreement.

               (v) Any payment required to be made under the terms of this
        Section 10(a) shall be made not later than ten days after receipt of written notice from the party to be indemnified stating the nature and amount of the loss and the amount of the indemnity payment required.

        (b) Tax Returns; Miscellaneous.

               (i) Seller shall prepare, or cause to be prepared, in a manner consistent with prior returns, and shall file, or cause to be filed, any Tax Returns of the Company Group (including amendments thereto) for all taxable periods that end, with respect to the Company Group, on or before the Closing Date. Seller shall prepare or cause to be prepared, in a manner consistent, with respect to the Company Group, with prior Tax Returns and file or cause to be filed, any consolidated, combined or unitary Tax Return of Seller and its Affiliates, which includes the Company Group, for any taxable period ending, with respect to the Company Group, on or before the Closing Date. Seller shall prepare and deliver to Buyer as soon as reasonably practicable, a pro forma statement providing the Tax Return information relating to the Company Group used in any of Seller's Tax Returns that are filed after the Closing Date. Except as otherwise provided in this subparagraph, Buyer shall be responsible for filing all Tax Returns required to be filed after the Closing Date by or on behalf of the Company Group. All Tax Returns for taxable periods of the Company Group which include the Closing Date shall be filed on a basis consistent with the manner in which Seller or the Company Group filed Tax Returns of the Company Group in the past unless a contrary treatment is required by law. Neither Buyer nor Seller shall file any amended Tax Return for any Tax period which may give rise to a claim for indemnification under Section 10(a) above without the prior written consent of the other party, which consent shall not be unreasonably withheld.

               (ii) With respect to any Tax Return required to be filed by Buyer for a taxable period of the Company and its Subsidiaries ending after the Closing Date (which includes the Closing Date), Buyer shall provide Seller and its authorized representatives with copies of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is payable by Seller pursuant hereunder (the "Statement") at least twenty (20) business days prior to the due date (or extended due date, if an extension has been obtained) for the filing of such Tax Return, and Seller and its authorized representatives shall have the right to review such Tax Return and Statement prior to the filing of such Tax Return. Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Return and Statement by Seller or its authorized representatives and to mutually consent to the filing of such Tax Return. The amount owed by Seller with respect to a Tax Return shall be paid by Seller at least three (3) business days prior to the due date for the filing of such Tax Return.

               (iii) Seller agrees to cooperate with Buyer prior to the Closing and thereafter, and to provide, to the extent in its possession, or if not in its possession, make reasonable efforts to obtain and provide, prior to the Closing Date, access to complete copies of all federal, state, county, local and foreign Tax Returns, reports and estimates for all periods prior to the Closing Date for the Company and its Subsidiaries as well as any other Tax Returns (including compete copies of combined or consolidated returns) on which Taxes were reportable for which the Company and its Subsidiaries might be liable on any basis, including, but not limited to, liability as a transferee or liability on a joint and several basis under the consolidated return rules or comparable state and local rules. Seller also agrees to furnish to Buyer, to the extent in its possession, or if not in its possession, make reasonable efforts to obtain and provide, prior to the Closing Date, any communication of any type, to which Seller has Knowledge, to or from any governmental agency (including, but not limited to, audit reports), whether or not Seller was a party to such communication, which pertains to any of the Tax Returns as to which Seller is required to furnish copies, or make reasonable efforts to furnish copies, by this Section 10(b)(iii).

               (iv) In addition to the obligations of the Parties pursuant to
        Section 10(b)(iii) above, after the Closing Date, Buyer and Seller shall each make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to federal, state, county, local or foreign tax matters of the Company and its Subsidiaries for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof. If any such records or documents are, at the date hereof, not within the possession of Seller or the Company Group, Seller agrees to use its reasonable efforts to obtain such records and documents and, if obtained, to furnish them to Buyer prior to the Closing Date; provided that, Seller has Knowledge of the existence of such records and documents. Buyer and Seller will keep confidential the contents of the information, records and documents made available under this Section 10(b)(iv) and not use or disclose them or any information contained therein, except that: (a) Seller may disclose those portions of such information, records or documents which disclose information pertaining to Seller; (b) Buyer may disclose those portions of such information, records or documents which disclose information pertaining to Buyer; and (c) both Seller and Buyer may disclose any of such information, records or documents where such disclosure is made (l) to a taxing authority, (2) in the course of any judicial proceeding for the determination of liability for Taxes, (3) otherwise as required by law, or (4) of any such information, records or documents which has or have become generally available to the public through no fault of the party hereunder seeking to make disclosure.

               (v) Buyer shall promptly notify Seller in writing upon receipt by Buyer of notice of (i) any pending or threatened Tax audits or assessments of the Company or any of its Subsidiaries, or (ii) any pending or threatened Tax audits or assessments of any Affiliate of Seller which may affect the liability of the Company or any of its Subsidiaries for Taxes, in each case for taxable periods ending on or prior to the Closing Date. Seller shall have the sole right to represent the Company and its Subsidiaries' interests in any Tax audit or administrative or court proceeding related to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Buyer agrees that it will cooperate, and cause the Company and its Subsidiaries to cooperate fully with Seller and its counsel in the defense against any claim in any said proceeding. Buyer shall have the sole right to represent the Company and its Subsidiaries' interests in any Tax audit or administrative or court proceeding related to taxable periods ending after the Closing Date, and to employ counsel of its choice at its expense. Seller agrees that it will cooperate fully with Buyer and its counsel in the defense against any claim in any said proceeding. Notwithstanding the foregoing, neither Seller nor the Company or any of its Subsidiaries shall enter into any closing agreement (as defined in Section 7121 of the Code, or any comparable provision of state, county, local or foreign law) which is binding on Buyer or the Company or any of its Subsidiaries for any taxable period ending after the Closing Date, without the prior written consent of Buyer, nor shall Buyer or the Company or any of its Subsidiaries enter into any closing agreement (as so defined) which is binding on Seller or the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date, without the prior written consent of Seller. Further, notwithstanding the foregoing, neither Seller nor the Company or any of its Subsidiaries shall agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date, which settlement may result in an increase in Taxes of the Company or its Subsidiaries for any taxable period ending after the Closing Date, without the prior written consent of Buyer, nor shall Buyer or the Company or any of its Subsidiaries agree to any settlement concerning Taxes for any taxable period ending after the Closing Date which may result in an increase in Taxes of Seller or the Company or any of its Subsidiaries for any taxable period ending prior to or including the Closing Date, without the prior written consent of Seller.

               (vi) After the date hereof, Seller and Buyer shall consult in good faith during the course of any audits or administrative or judicial proceedings pertaining to Taxes of the Company or any of its Subsidiaries, or any other entities for the Taxes of which the Company or any of its Subsidiaries may be liable on any basis, including liability as a transferee or on a joint and several basis under consolidated return rules or comparable state and local rules, for periods ending prior to or including the Closing Date. Such consultations shall include, but not be limited to, consultations concerning (l) preparation of a response to a 30-day letter for a United States federal income tax audit together with any appellate conferences related thereto, (2) any ongoing or future audits related to any period ending prior to or including the Closing Date and (3) court proceedings with respect to any of the above. Buyer or Seller, as the case may be, shall be made aware of any meetings and conferences related thereto and have the right (to the extent permissible by law) to have a representative present at those conferences.

               (vii) In the event that the Company Group, or any successor thereto, should generate any tax loss or tax credit in a period ending after the Closing Date that may be carried back to a period ending on, prior to or including the Closing Date, Seller agrees to cooperate in filing such claims for refund and other returns as may be appropriate, but shall not be required to pay to the Company Group the proceeds of any such claims or refunds that Seller or any of its Affiliates receive (including interest thereon) resulting from the utilization of such attributes, whether utilized by Seller or any other member of an Affiliated Group of which they were a member and any predecessors thereto.

               (viii) The parties hereto acknowledge and agree that any tax loss or tax credit of the Company Group, or of any predecessor thereto, the economic benefit of which is realized in a period ending after the Closing Date, and that is generated by the activity of the Company Group, shall be for the account of Buyer, and Buyer shall not be obligated to pay any additional consideration to Seller therefor. Without limiting the generality of the foregoing, this Section 10(b)(viii) applies to any tax loss or credit generated in any period ending on, prior to or including the Closing Date, which may be carried forward and utilized on returns for any period ending after the Closing Date of Buyer or the Company Group or any successors thereto.

               (ix) Buyer agrees to assign and promptly remit (and to cause the Company and its Subsidiaries to assign and promptly remit) to Seller all refunds (including interest thereon) received by Buyer or the Company or any of its Subsidiaries or any Affiliate of Buyer or the Company and its Subsidiaries (less (a) any amounts recorded as an asset on the Financial Statements in respect of such refund and interest and (b) Taxes (modified to include applicable foreign income taxes at the maximum applicable foreign rate in effect for such taxable year) in respect of such refund and interest to the extent such refund and interest are includable for applicable income tax purposes and not subject to an offsetting deduction by virtue of their payment to Seller) of any Taxes paid for the Pre-Closing Tax Period, except to the extent attributable to the carryback of tax losses or credits generated in a period which is not a Pre-Closing Tax Period. Seller may request Buyer to file, or the Company or any of its Subsidiaries to file, at the reasonable expense of Seller, a claim for refund of any Tax paid for the Pre-Closing Tax Period.

               (x) Seller will include the income of the Company and its Subsidiaries (including any deferred income triggered into income by Reg. Section 1.1502-13 and any excess loss accounts taken into income under Reg. Section 1.1502-19) on Seller's consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The Company and its Subsidiaries will make its books and records available to Seller and will furnish tax information to Seller for inclusion in Seller's federal consolidated income tax return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company and its Subsidiaries will be apportioned to Seller for the period up to and including the Closing Date and to Buyer for the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

        (c) Section 338 Elections and Related Matters.

               (i) The Parties agree that in connection with the sale contemplated hereby, the Parties shall cause an express election pursuant to Section 338(h)(10) of the Internal Revenue Code (or such comparable state and local tax provisions) to be made, for federal and where applicable, all state and local tax purposes (the "Section 338(h)(10) Election"), and shall comply with the rules and regulations applicable to the Section 338(h)(10) Election. Except as provided in the next sentence, Seller shall be responsible for and shall pay and discharge all Taxes owed as a result of the deemed sale of assets arising from the Section 338(h)(10) Election or the transfer of assets by the Company pursuant to the Financing Transaction. Buyer shall be responsible for and shall pay and discharge all Taxes specified in
        Section 10(a)(iv) above that result from or are attributable to the
        Section 338(h)(10) Election or the transfer of assets by the Company pursuant to the Financing Transaction.

               (ii) For purposes of executing the Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and Seller (and/or other entities as necessary) jointly shall prepare and execute four copies (three for Buyer and one for Seller) of IRS Form 8023 and all such Forms, schedules and attachments as are necessary or required to be filed therewith pursuant to applicable Treasury Regulations and shall perform such other acts as are necessary to make or perfect this Section 338(h)(10) Election (other than filing as discussed below). The Forms relating to the Section 338(h)(10) Election for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms". Buyer and Seller agree that that the Forms shall be filed with the appropriate tax authorities not earlier than sixty (60) days before the latest date for the filing thereof. At least one hundred twenty (120) days prior to the latest date for the filing of each Form, Buyer shall prepare and submit to Seller any necessary corrections, amendments or supplements to such Form and the attachments thereto, as executed by Buyer and Seller (and/or other entities as necessary) on or before the Closing Date. Buyer and Seller agree to consult and resolve in goods faith any disputes regarding the contents of the Forms prior to their filing.

               (iii) For purposes of making the Section 338(h)(10) Election, Buyer and Seller shall mutually agree on an allocation of Buyer's "adjusted grossed-up basis" in the shares of the Company (within the meaning of the Treasury Regulations under Section 338(h)(10) of the Internal Revenue Code) to the tangible and intangible assets of the Company existing as of the Closing Date (the "Allocation"). The Allocation shall be consistent with acceptable business valuation principles and shall be binding upon Buyer and Seller for purposes of allocating the "modified aggregate deemed sale price" (within the meaning of the Treasury Regulations) among the assets of the Company. Neither party shall file any Tax return, or take a position with a Tax authority, that is inconsistent with the Allocation without the written consent of the other party. Buyer and Seller agree to cooperate in good faith in an effort to resolve any dispute concerning the appropriate Allocation.

        Section 11. Guarantee.

        (a) Guarantee of Buyer's Obligations.

               (i) Guarantor hereby unconditionally guarantees to Seller the due and punctual payment of (i) the due and prompt payment and performance of all obligations of Buyer under this Agreement that are to be paid or performed by Buyer on or as of the Closing Date, (ii) the due and prompt payment of any amount due by Buyer to Seller pursuant to Section 2(e) of this Agreement, and (iii) the due and prompt payment of any amount due by Buyer to Seller pursuant to the indemnification provisions set forth in Sections 8(c)(i) and 10(a)(ii) of this Agreement (collectively, the "Guaranteed Obligations"); provided that, notwithstanding any other provision of this Agreement, including anything to the contrary contained or implied by Sections 11(a)(ii) or 11(a)(iv) below, the Guaranteed Obligations shall not include any amount due by Buyer pursuant to the indemnification provisions set forth in Section 8(c)(ii) or any amount due as a result of any claim hereafter arising that is based on any portion of the Purchase Price having been directly or indirectly funded by any of the proceeds of the Financing Transaction, including, but not limited to, a claim that is based on or related to an assertion that (x) the payment of the Purchase Price is an avoidable transfer, or (y) the Financing Transaction is avoidable under applicable insolvency laws or other applicable creditors' rights laws. In case of the failure of Buyer to timely pay or perform any Guaranteed Obligation, Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, and to cause the timely performance of any such Guaranteed Obligations, all in accordance with the terms of this Agreement.

               (ii) Guarantor hereby agrees that its Guaranteed Obligations hereunder shall be continuing, absolute and unconditional, and shall remain in full force and effect until all of the Guaranteed Obligations under this Agreement have been completely discharged, irrespective of
        (1) the extension by Seller of the time for payment or performance by Buyer or Guarantor of any of their obligations arising under this Agreement; (2) the modification or amendment of any duty, covenant, agreement or obligation of Buyer or Guarantor contained in this Agreement; (3) any failure, omission, delay or lack on the part of Seller to enforce, assert or exercise any right, power or remedy conferred on Seller under this Section 11; (4) lack of presentment, notice of default or protest; (5) lack of corporate power or due authorization, execution or delivery by Buyer; and (6) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, that in no event shall this paragraph extend the scope of the Guaranteed Obligations set forth in Section 11(a)(i) above. Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of Buyer, any right to require a legal proceeding first against Buyer, and all demands whatsoever, and covenants that the Guaranteed Obligations contained in this Section 11 will not be discharged except by complete performance of the obligations of Buyer contained in this Agreement or the Guaranteed Obligations contained in this Section 11.

               (iii) Guarantor further agrees that if at any time all or any part of any payment theretofore applied by Seller to any Guaranteed Obligation, is or must be rescinded or returned to Buyer or the Company for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of Buyer, such Guaranteed Obligation shall for the purposes of this Section 11, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and this
        Section 11 shall continue to be effective or to be reinstated, as the case may be, as to such Guaranteed Obligation as though such application had not been made.

               (iv) Notwithstanding any other provisions hereof, Guarantor shall be entitled to the benefit of and may assert as a defense against any claim under this guarantee, any defense, set off or counterclaim which Buyer could have asserted other than defenses based upon or relating to Buyer's insolvency, bankruptcy or similar laws or lack of corporate power or due authorization or delivery by Buyer.

        (b) Subrogation. Guarantor shall be subrogated to all rights of Seller against Buyer in respect of any amount paid by Guarantor pursuant to the provisions of this Section 11 provided that any such rights of Guarantor shall be subordinate to any rights of Seller against Buyer.

        (c) Representations and Warranties. Guarantor represents and warrants to Seller as follows:

               (i) Guarantor holds, beneficially and of record, more than fifty percent (50%) of the issued and outstanding membership and other equity or ownership interests of Buyer.

               (ii) Guarantor is duly authorized, under all applicable provisions of law, to execute and deliver this Agreement and to perform its obligations hereunder, that all corporate action necessary therefor has been duly and effectively taken, that the execution and delivery of this Agreement and performance in accordance with its terms will not result in a breach of any of the terms of provisions of, or constitute a default under, any indenture, deed of trust, note, note agreement, consent or other agreement or instrument to which Guarantor is a party, or its certificate of limited partnership or any partnership agreement, and that this Agreement is a valid and legally binding instrument for the purposes herein expressed, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights generally).

               (iii) All consents, licenses, approvals, orders and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority, bureau or agency required to be obtained by Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Agreement have been duly obtained or made and are in full force and effect.

               (iv) Guarantor has the following:

                   (A) liquid assets having a fair market value on the date
            hereof of approximately $2,000,000;

                   (B) liabilities on the date hereof of less than $100,000; and

                   (C) the legal right to pursue, with recourse, the investors in the Guarantor for their respective capital commitments, which, in the aggregate, approximate $50,000,000 on the date hereof, which right includes for the purpose of satisfying any claims which Seller may have for any breach of this Agreement by Buyer.

        (d) Maintenance of Corporate Existence; Mergers, Consolidations, etc.

               (i) Guarantor covenants that it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all its assets and will not consolidate with or merge into another corporation or entity or permit one or more other corporations or entities (other than a subsidiary) to consolidate with or merge into it; provided, however, that Guarantor may consolidate with or merge into another corporation or entity, or permit one or more other corporations or entities to consolidate with or merge into it or sell or otherwise transfer to another corporation or entity all or substantially all of its assets and thereafter dissolve if the surviving or successor corporation or entity assumes in writing the obligations of Guarantor herein.

               (ii) If a consolidation, merger or sale or other transfer is made as permitted by this Section 11(d), the provisions of this Section 10(d) shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 11(d).

        Section 12. Miscellaneous.

        (a) Certain Understandings of Buyer. Buyer acknowledges and agrees that, EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, AND SUBJECT TO THE DISCLOSURE SCHEDULE, BUYER IS ACQUIRING THE COMPANY SHARES (AND INDIRECTLY THE ASSETS AND LIABILITIES OF THE COMPANY) IN RELIANCE UPON ITS OWN INVESTIGATION AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER.

        (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, the regulations of the New York Stock Exchange or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to consult the other Party prior to making the disclosure).

        (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that any Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Seller:                      Copy to:

         CKE Restaurants, Inc.              Stradling Yocca Carlson & Rauth
         1200 North Harbor Boulevard        660 Newport Center Drive, Suite 1600
         Anaheim, California 92801          Newport Beach, California 92660
         Attn:  Robert Wilson               Attn:  C. Craig Carlson
         Facsimile:  (714) 520-4485         Facsimile:  (949) 725-4100

         If to Buyer:                       Copy to:

         TB Corp.                           Stroock & Stroock & Lavan LLP
         c/o Jacobson Partners              180 Maiden Lane
         595 Madison Avenue                 New York, New York 10038
         New York, New York 10022           Attn:  David H. Kaufman
         Attn:  Murry N. Gunty              Facsimile:  (212) 806-6006
         Facsimile:  (212) 758-4567

                                            Copy to:

         If to Guarantor:                   Stroock & Stroock & Lavan LLP
                                            180 Maiden Lane
         JP Acquisition Fund III            New York, New York 10038
         c/o Jacobson Partners              Attn:  David H. Kaufman
         595 Madison Avenue                 Facsimile:  (212) 806-6006
         New York, New York 10022
         Attn:  Murry N. Gunty
         Facsimile:  (212) 758-4567


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that, whether or not the Closing occurs hereunder, Buyer shall be responsible for and shall pay, as the same shall be incurred and become due and payable, all costs associated with the Financing Transaction.

        (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.


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


        (n) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (o) Specific Performance. Each of the Parties recognize and affirm that in the event of breach by any of them of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agrees that any party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or action for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations of the provision of this Agreement.

        (p) Submission to Jurisdiction. Each of the Parties consents to the exclusive jurisdiction of the federal courts in the State of Delaware for any legal action, suit, or proceeding arising out of or in connection with this Agreement, and agree that any such action, suit, or proceeding may be brought only in such courts. Each of the Parties further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts. Each Party agrees to accept and acknowledge service of any and all process that may be served in any suit, action, or proceeding. Each Party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such Party at the address provided in Section 12(h) above shall be deemed in every respect effective service of process upon such Party in any such suit, action, or proceeding. Each Party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.



                                    * * * * *

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                  CKE RESTAURANTS, INC.


                                  By:  /S/ MICHAEL MURPHY
                                       -----------------------------------------
                                           Title:  EXECUTIVE V. P.



                                  TB CORP.


                                  By:  /S/ MURRY GUNTY
                                       -----------------------------------------
                                           Title:



                                  JP ACQUISITION FUND III


                                  By:  /S/ MURRY GUNTY
                                       -----------------------------------------
                                           Title:


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